UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                   )

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ENVISION HEALTHCARE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENVISION HEALTHCARE HOLDINGS, INC.

6200 S. Syracuse Way, Suite 200

Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2016

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Envision Healthcare Holdings, Inc. (the “Annual Meeting”) will be held at The Inverness Hotel and Conference Center, located at 200 Inverness Drive West, Englewood, Colorado 80112, on Monday, May 2, 2016, at 10:00 a.m., local time, for the following purposes:

1.	To elect the three Class III directors named in the accompanying proxy statement to serve until the 2019 Annual Meeting of Stockholders and until their successors have been elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Envision Healthcare Holdings, Inc.’s independent registered public accounting firm for the year ending December 31, 2016.

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

The foregoing items of business are more fully described in our proxy statement filed with the U.S. Securities and Exchange Commission on or about March 23, 2016.

Only stockholders of record at the close of business on March 15, 2016 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment or postponement thereof.

We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on March 15, 2016 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about March 23, 2016.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting” in this proxy statement and the instructions on the Notice of Internet Availability.

By Order of the Board of Directors,

Craig A. Wilson

Senior Vice President, General Counsel and Secretary

March 23, 2016

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2016

ENVISION HEALTHCARE HOLDINGS, INC.

6200 S. Syracuse Way, Suite 200

Greenwood Village, CO 80111

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2016

The proxy statement and annual report to stockholders are available at http://www.viewproxy.com/evhc/2016.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about March 23, 2016. Stockholders will have the ability to access the proxy materials on the website listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials?

The board of directors (the “board”) of Envision Healthcare Holdings, Inc., a Delaware corporation (“Envision Healthcare,” “the Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Inverness Hotel and Conference Center, located at 200 Inverness Drive West, Englewood, Colorado 80112, on Monday, May 2, 2016, at 10:00 a.m., local time, for the purpose of considering and acting upon the matters set forth in this proxy statement.

This proxy statement includes important information that we are required to provide to you under SEC rules, and is designed to assist you in voting your shares. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about March 23, 2016. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Why did we receive only one copy of the Notice of Internet Availability and how may I obtain an additional copy?

We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If your household received a single mailing this year and you would like to have additional copies of our Notice of

Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Secretary in writing at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, or call us at 303‑495‑1200. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.

What items of business will be voted on at the Annual Meeting?

Proposal 1: The election of three Class III directors for a term expiring at the 2019 Annual Meeting of Stockholders.	Proposal 2: The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Board Recommendation: FOR each director nominee	Board Recommendation: FOR the proposal

Our board is not currently aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company represented by the proxies in accordance with their judgment on those matters.

Who is entitled to vote at the Annual Meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 15, 2016. At the close of business on that date, we had 187,077,691 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, American

Stock Transfer and Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares using the methods prescribed by your broker or nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s or nominee’s procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

For Proposal 1, the nominees for Class III director will be elected by the vote of a majority of the votes cast. The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes will not be counted as votes cast with respect to a director nominee’s election. Any director who does not receive a majority of votes cast is subject to the Board’s director resignation policy, as set forth in our second amended and restated by-laws.

Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.

How are broker non‑votes and abstentions counted?

A broker non‑vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients.

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal.

At our Annual Meeting, only Proposal 2 (ratifying the selection of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the election of directors, which is a “non‑routine” matter, without direction from you.

Broker non‑votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present.

Broker non‑votes are not voted affirmatively or negatively and will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. An abstention on any proposal (other than director elections) will have the effect of a vote against approval of that proposal.

Can I vote in person at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited and admission will be on a first‑come, first‑served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver’s license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of March 15, 2016, the record date, such as their most recent account statement reflecting their stock ownership prior to March 15, 2016, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

Can I vote by telephone or Internet?

For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction card provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the telephone and Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your Notice of Internet Availability, or accessing the Internet website address specified on your Notice of Internet Availability. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

How do I change or revoke my proxy?

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

How can I make a proposal or make a nomination for director for next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our second amended and restated by‑laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2017, the proposal or nomination must be received by us at our principal executive offices no later than November 23, 2016.

Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2017 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 2, 2017 and February 1, 2017 and comply with the other provisions of our second amended and restated by‑laws.

Who pays for the cost of proxy preparation and solicitation?

Our board is responsible for the solicitation of proxies for the Annual Meeting. We have also retained the firm of Alliance Advisors, LLC to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000, plus reimbursement of expenses. Alliance Advisors will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting.

All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation,

including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders.

In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board Structure

Envision Healthcare was formed in 2011 in connection with the acquisition of Envision Healthcare Corporation (the “Corporation”), which was previously known as Emergency Medical Services Corporation, in a merger transaction (the “CD&R Merger”) by investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC (the “CD&R Affiliates”). On August 19, 2013, we completed our initial public offering (“IPO”). Following the CD&R Affiliates’ disposition of the remaining shares of our common stock beneficially owned by them in a registered offering on March 11, 2015, the CD&R Affiliates were no longer entitled to designate nominees for our board. Under our second amended and restated certificate of incorporation, our board consists of such number of directors as may be determined from time to time by resolution of the board, but in no event may the number of directors be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Our board is currently composed of eight members as set forth in the table below. Our second amended and restated certificate of incorporation provides for a classified board, with members of each class serving staggered three‑year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one‑third of the directors. We currently have two directors in Class I, three directors in Class II and three directors in Class III. The terms of directors in Classes III, I and II end at the annual meetings in 2016, 2017, and 2018, respectively. Messrs. Kenneth A. Giuriceo and Randel G. Owen both served on our board in 2015, but resigned as directors effective May 22, 2015 and February 23, 2016, respectively.

The following table sets forth the current composition of each board class:

Director	Class
William A. Sanger*	Class III—Expiring 2016 Annual Meeting
Michael L. Smith**	Class III—Expiring 2016 Annual Meeting
Ronald A. Williams	Class III—Expiring 2016 Annual Meeting
Mark V. Mactas	Class I—Expiring 2017 Annual Meeting
Richard J. Schnall	Class I—Expiring 2017 Annual Meeting
Carol J. Burt	Class II—Expiring 2018 Annual Meeting
James D. Shelton	Class II—Expiring 2018 Annual Meeting
Leonard M. Riggs, Jr., M.D.	Class II—Expiring 2018 Annual Meeting

*     Chair

**   Lead Director

At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board is therefore asking you to elect the three Class III nominees for director, each of whom have terms expiring at the Annual Meeting and have been nominated for re‑election at the Annual Meeting. See “Proposal 1—Election of Directors” on page 45.

Recent Corporate Governance Enhancements Affecting the Election of Directors

To underscore the significance of our stockholders’ voice in the election of directors and in recognition of recent trends with respect to director elections, in February 2016 the board amended our by-laws to adopt a majority voting standard and director resignation process for uncontested director elections. In an uncontested election of directors, directors will now be elected by the vote of a majority of votes cast with respect to such director nominee’s election. The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee’s election, not including abstentions and broker non-votes.

If a director nominee fails to receive a majority of votes cast, the nominee is required promptly to tender his or her resignation, contingent upon acceptance of the resignation by our board. Our board’s Nominating and Corporate Governance Committee will consider the resignation and recommend to the board whether to accept the resignation, after considering all relevant factors. In contested elections, director nominees will be elected by a plurality of votes cast.

Nominees for Election to the Board of Directors in 2016

Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board and nominating and corporate governance committee believe each individual is a valuable member of the board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with our board’s continuing directors following thereafter. The respective age of each individual below is as of December 31, 2015.

Class III—Nominees for a Term Expiring in 2019

Name	Age	Principal Occupation and Other Information
William A. Sanger	65

Mr. Sanger has been a director, the President and the Chief Executive Officer of the Company since May 2011, and has served as Chairman of our board since November 2014. In addition, he has been the Chief Executive Officer of the Corporation and its predecessor since February 2005, and the President of the Corporation since 2008. Mr. Sanger was appointed President of EmCare Holdings Inc. (“EmCare”) in 2001 and Chief Executive Officer of EmCare and American Medical Response, Inc. (“AMR”) in June 2002. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. Mr. Sanger is also a co-founder of BIDON Companies, where he has been a Managing Partner since 1999. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was President and Chief Executive Officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger serves as a director of Carestream Health, Inc. and Healogics, Inc., and previously served as Chairman of the board of directors of Vidacare Corporation, a medical device company. Mr. Sanger has more than 30 years of experience in the healthcare industry, and we believe his experience both as an entrepreneur and a seasoned public company executive, including eight years of experience in different capacities with EmCare and AMR, make him uniquely qualified to serve as a member of the board. Mr. Sanger has an M.B.A. from the Kellogg School of Management at Northwestern University.

Name	Age	Principal Occupation and Other Information
Michael L. Smith	67

Mr. Smith became a director of the Company in August 2011 and previously was a director of the Corporation and its predecessor from July 2005 to May 2011. Mr. Smith was appointed by our independent directors to serve as the board's lead director on April 10, 2015. Mr. Smith is a private investor who serves on the boards of leading healthcare companies. He is a founding partner of Cardinal Equity Fund and Cardinal Equity Partners. From 2001 until his retirement in January 2005, Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, which together form one of the leading health insurance groups in the United States. Mr. Smith brings a deep knowledge of public companies in the healthcare industry from his past experience as an executive and his continuing experience as a director. From 1996 to 1998, he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transportation company, from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of Vectren Corporation, a publicly traded gas and electric power utility, and Carestream Health Services, Inc., USI, Inc., Hulman & Company, LDI Ltd, LLC and Go Health, Inc., which are private companies. Mr. Smith previously served as a director of HH Gregg, Inc., a national home appliance and electronics retailer, from 2005 to 2015, including three years as chairman, Kite Realty Group Trust, a retail property REIT, from 2004 to 2014, Calumet Specialty Products, LP, a refiner of specialty petroleum products, from 2006 to 2009, Intermune Inc., a biopharmaceutical company, and Brightpoint, Inc., a distributor of wireless communication products and services. Mr. Smith also serves as a member of the Board of Trustees of DePauw University, The Lumina Foundation, the Riley Children’s Foundation, and member (past Chairman) of the Indiana Commission for Higher Education. Mr. Smith is Chairman of the board of the Eskenazi Health Foundation. We believe that Mr. Smith's healthcare industry and public company experience qualifies him to serve on our board.

Name	Age	Principal Occupation and Other Information
Ronald A. Williams	66

Mr. Williams became a director of the Company in May 2011 and served as Chairman of our board from May 2011 to November 2014. Mr. Williams served as the board’s lead director from November 2014 to April 2015. Mr. Williams has been an operating advisor to Clayton, Dubilier & Rice Fund VIII, L.P. since April 2011. Mr. Williams has served as the Chairman and Chief Executive Officer of RW2 Enterprises, LLC since April 2011. Previously, Mr. Williams was Chairman of Aetna Inc. After joining Aetna in 2001, he became President in 2002. He served as Chief Executive Officer from February 2006 to November 2010 and Chairman of the board from October 2006 to April 2011. Mr. Williams is a member of the President’s Management Advisory Board, assembled by President Obama to help bring the best of business practices to the management and operation of the federal government. Mr. Williams serves on the board of directors of American Express Company, The Boeing Company and Johnson & Johnson, as well as the Boards of the Peterson Institute for International Economics, and the National Academy Foundation. Prior to joining Aetna, Mr. Williams was Group President of the Large Group Division at WellPoint Health Networks Inc. and President of the company’s Blue Cross of California subsidiary. Mr. Williams is a graduate of Roosevelt University and holds an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Williams brings to our board his extensive management, operations and business experience leading in a rapidly changing and highly regulated industry and his focus on innovation through information technology, as well as his leadership, financial and core business skills.

Continuing Members of the Board of Directors

Class I—Directors Whose Term Expires in 2017

Name	Age	Principal Occupation and Other Information
Mark V. Mactas	63

Mr. Mactas became a director of the Company in November 2013. From 2010 to 2011, Mr. Mactas served as Deputy Chairman, President and Chief Operating Officer of Towers Watson & Co., now Willis Towers Watson. From 2001 to 2010, Mr. Mactas was Chairman and Chief Executive Officer of Towers Perrin. He is currently the Vice Chairman of the board of trustees of Save The Children, where he has been a trustee since 2006. Mr. Mactas was president of the Conference of Consulting Actuaries and served on its board as well as that of the American Academy of Actuaries. Mr. Mactas currently serves as a director of Accolade, Inc., a consumer healthcare services provider, and sits on the board of trustees of Lehigh University, where he serves on the executive committee. He is a member of the American Academy of Actuaries and is a fellow of the Society of Actuaries and the Conference of Consulting Actuaries. He received a bachelor's degree in mathematics and economics from Lehigh University in 1974. We believe that Mr. Mactas’s executive and business experience qualifies him to serve on our board.

Name	Age	Principal Occupation and Other Information
Richard J. Schnall	46

Mr. Schnall became a director of the Company in May 2011. Mr. Schnall has been a financial partner at Clayton, Dubilier & Rice, LLC (“CD&R”) since 2001 and has been with the firm since 1996. Prior to joining CD&R, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is currently a director of U.S. Foods, David’s Bridal, Inc. and Healogics, Inc., and formerly served on the boards of directors of AssuraMed, Inc., Sally Beauty Holdings, Inc., and PharMEDium Healthcare Corporation and Diversey, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds an M.B.A. from Harvard Business School. We believe that Mr. Schnall’s executive and financial experience qualifies him to serve on our board.

Class II—Directors Whose Term Expires in 2018

Name	Age	Principal Occupation and Other Information
Carol J. Burt	58

Ms. Burt became a director of the Company in August 2011. Ms. Burt, principal of Burt-Hilliard Investments, is a private investor and serves on the Operating Council for Consonance Capital Partners, a private equity firm focused on investing in the U.S. healthcare industry. Ms. Burt was formerly an executive officer of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint's Senior Vice President, Corporate Finance and Development, from 2005 until 2007. Ms. Burt was a member of the executive team that built WellPoint from a single state Blue plan to one of the country's leading health benefits companies with revenues of $61 billion. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury, and real estate management. In addition, WellPoint's financial services and international insurance business units reported to her. Ms. Burt also serves as a director of ResMed, Inc., medical technology company specializing in equipment to treat sleep disordered breathing and other chronic diseases, as well as WellCare Health Plans, Inc., a provider of managed care services to government sponsored healthcare programs. Previously, Ms. Burt served on the boards of Vanguard Health Systems and Transitional Hospitals Corporation, both publicly traded corporations. In addition, Ms. Burt was Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now J.P. Morgan), most recently as founder and head of the Health Care Investment Banking Group. Ms. Burt received a Bachelor of Business Administration from the University of Houston. We believe that Ms. Burt's strategic, operational and financial experience in the managed care and healthcare services industries are valuable assets to our board.

Name	Age	Principal Occupation and Other Information
Leonard M. Riggs, Jr., M.D.	72

Dr. Riggs became a director of the Company in August 2011 and was previously a director of the predecessor to the Corporation from July 2010 to May 2011. He is a private investor and serves as an Operating Partner of CIC Partners, a private equity firm based in Dallas, Texas, and as an affiliate partner of Lindsay Goldberg, a private equity firm based in New York. Dr. Riggs was a founder of EmCare, and also served as its Chairman and Chief Executive Officer until 2001. Dr. Riggs has served on numerous boards and is a former president of the American College of Emergency Physicians. We believe Dr. Riggs’s experience as a prominent physician with executive experience in emergency healthcare services enables him to provide a unique and valuable perspective as a member of our board.

Name	Age	Principal Occupation and Other Information
James D. Shelton	62

Mr. Shelton became a director in 2015. From July through December 2010, Mr. Shelton served as the interim Chairman and Chief Executive Officer of Omnicare, Inc. Mr. Shelton served as Chairman, Chief Executive Officer and President of Triad Hospitals, Inc., from 1999 until its sale in 2007. Prior to his leadership at Triad Hospitals, Mr. Shelton held numerous executive positions at Columbia/HCA Healthcare Corporation, serving as President of the Pacific Group from 1998 to 1999 and President of the Central Group from 1994 to 1998. Mr. Shelton serves as Chairman of the Board of Directors of Omnicare, Inc. and on the Board of Directors of Ventas Inc. Mr. Shelton received a bachelor’s degree from Louisiana State University and a Master of Science degree in public administration from University of Missouri‑Columbia. We believe that Mr. Shelton’s extensive executive, strategic and operational experience at Fortune 500 healthcare industry companies qualifies him to serve on our board.

Director Independence

Our board determined, after considering all of the relevant facts and circumstances, that Ms. Burt, Mr. Mactas, Dr. Riggs, Mr. Shelton and Mr. Smith are “independent” as defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that these independent directors do not have any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

As noted in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board (“Chairman”) and Chief Executive Officer. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. In November 2014, the board appointed William A. Sanger, our Chief Executive Officer and President, to serve as our Chairman. Mr. Williams served as the board’s lead director from November 10, 2014 until April 10, 2015, at which time our independent directors unanimously appointed Mr. Smith, an independent director as defined by the NYSE’s corporate governance standards, to serve as the board’s lead independent director. At such time, the board reviewed and analyzed the board’s leadership structure and concluded that the combination of the Chairman and Chief Executive Officer roles would best serve the interests of the Company and its stockholders. The board determined that our Chief Executive Officer is best suited to serve as our Chairman due to Mr. Sanger’s unique familiarity with our business and strategic priorities. The board also considered the high level of engagement that our independent directors exercise in their oversight responsibilities and the corporate governance responsibilities undertaken by our lead director, which support an effective board leadership structure.

Responsibilities and Powers of our Independent Lead Director

Our Independent Lead Director, Michael L. Smith, has the following responsibilities and powers:

•Coordinate the activities of non-management and independent directors;

•Preside and act as chairman of board meetings when the Chairman is not in attendance, including executive sessions of the independent directors;

•Provide the Chairman with input as appropriate on agendas for board and committee meetings;

•Approve the agenda, schedule and information sent to directors for board meetings;

•Coordinate and develop the agenda for, and chair executive sessions of, the non-management and independent directors;

•Serve as liaison between the Chairman of the board and the other members of the board, including communicating other members’ requests to call special meetings of the board;

•Call additional meetings of independent directors as he deems appropriate; and

•Make himself available for consultation and direct communication with major shareholders, if requested.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board held 11 meetings during the fiscal year ended December 31, 2015. Each of our directors attended at least 75% of the total number of meetings of the board, and at least 75% of the committee meetings occurring while he or she served on the committee. Directors are encouraged to attend our annual meetings. Two of our directors attended our 2015 Annual Meeting of Stockholders.

Executive Sessions

Executive sessions, which are meetings of the non‑management members of the board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non‑independent directors. At each of these meetings, the lead independent director presides, unless he or she is not present, in which case the non‑management and independent directors in attendance, as applicable, will determine which member will preside at such session. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at http://investor.evhc.net under the heading “Corporate Governance.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board any changes to the guidelines.

Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The board adopted a Code of Business Conduct and Ethics that applies to all of the Company’s officers, employees and directors, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial and accounting responsibilities, including the Chief Accounting Officer, Treasurer and any other person performing similar tasks or functions. A copy of both codes is available on our website at http://investor.evhc.net under the heading “Corporate Governance—Code of Business Conduct & Ethics.”

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and our directors, by posting such information on our website at http://investor.evhc.net under the heading “Corporate Governance—Code of Business Conduct & Ethics.”

Committees of the Board of Directors

Our board maintains an audit committee, a compensation committee, a nominating and corporate governance committee and a compliance committee. During 2015, our board also maintained an executive committee and a  finance committee. On February 23, 2016, our board adopted amendments to our by-laws to, among other things, change our board’s committee structure. As a result, the board is no longer required to maintain an executive committee or a finance committee. Current copies of the charters of the board committees are available on our website at http://investor.evhc.net under the heading “Corporate Governance—Committee Composition.”

The following table shows current committee membership and the number of meetings held during 2015. Our board is no longer required to maintain a finance committee or an executive committee and these commitees are therefore not discussed in the table below.

Director	Audit		Compensation		N&CG		Compliance
Carol J. Burt	✓				✓	*
Mark V. Mactas			✓	*			✓
Leonard M. Riggs, Jr., M.D.			✓				✓	*
William A. Sanger							✓
Richard J. Schnall
James D. Shelton	✓		✓		✓
Michael L. Smith	✓	*			✓		✓
Ronald A. Williams							✓
Number of Meetings	7		8		4		4

✓	= Current Committee Member; * = Chair

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things, assisting our board in overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Following the board’s decision to change its committee structure in February 2016, our audit committee assumed the duties previously performed by the finance committee, including oversight over financing and capital allocation strategies.

Ms. Burt and Messrs. Smith and Shelton currently serve on our audit committee, with Mr. Smith serving as committee chair. Our board has determined that Mr. Smith and Ms. Burt are “audit committee financial experts,” and that all of our current audit committee members are “financially literate” under the NYSE corporate governance rules. Our audit committee is comprised entirely of independent directors.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, reviewing, authorizing and ratifying incentive arrangements, and authorizing employment and related agreements. Messrs. Mactas and Shelton and Dr. Riggs currently serve on our compensation committee, with Mr. Mactas serving as committee chair. Our compensation committee is comprised entirely of independent directors.

The compensation committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2015, the committee engaged Willis Towers Watson Public Limited Company (“Towers Watson”) to advise it on executive compensation program‑design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers, and non‑employee directors. Towers Watson is a global professional services company and management also engaged a separate office of Towers Watson to provide health and group benefits consulting, medical malpractice actuarial work, and other related services; however, management did not engage this office of Towers Watson in any consulting specific to executive compensation. The decision by management to engage Towers Watson for these services was not approved, or required to be approved, by the compensation committee. We paid Towers Watson approximately $4,989,638 for the services unrelated to executive compensation, and approximately $171,684 for the executive compensation services provided to the compensation committee. The individuals at Towers Watson who advise the compensation committee on executive compensation matters have no involvement in the other services provided to management, and those individuals advising the compensation committee report directly to, and are overseen by, the compensation committee. These individuals have no other relationships with the Company or management.

In 2015, the committee performed an assessment of Towers Watson’s independence to determine whether the consultant is independent, taking into account Towers Watson’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the committee determined that the firm’s work had not raised any conflict of interest and the firm is independent.

During the latter part of 2015, the committee invited several leading compensation consulting firms to participate in its compensation consultant request-for-proposal process. After careful consideration, the committee engaged Pay Governance LLC to serve as the committee’s compensation consultant for 2016.

Nominating and Corporate Governance Committee

As more fully described in its charter, our nominating and corporate governance committee has responsibility, among its other duties and responsibilities, for identifying and recommending candidates to the board for election to our board, reviewing the composition of the board and its committees, developing and recommending to the board corporate governance guidelines that are applicable to us, and overseeing board evaluations. Ms. Burt and Messrs. Smith and Shelton currently serve on our nominating and corporate governance committee, with Ms. Burt serving as committee chair. The nominating and corporate governance committee is comprised entirely of independent directors.

Compliance Committee

As more fully described in its charter, our compliance committee has responsibility for ensuring proper communication of compliance issues to the board and its committees, reviewing significant compliance risk areas and management’s efforts to monitor, control and report such risk exposures, monitoring the effectiveness of our ethics and compliance department; and reviewing and approving compliance related policies and procedures. Dr. Riggs and Messrs. Mactas, Sanger, Smith and Williams currently serve on our compliance committee, with Dr. Riggs serving as committee chair.

Selection of Nominees for Election to the Board

Our Corporate Governance Guidelines provide that the nominating and corporate governance committee will identify and select, or recommend that the board select, board candidates who the nominating and corporate governance committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board.

Considerations for Director Nominees

The nominating and corporate governance committee considers the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors. The committee also carefully weighs the following general qualifications in its selection of director nominees:

•integrity and honesty;	•ability to work professionally and effectively with other board members and management;

•ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole;	•availability to remain on the board long enough to make an effective contribution;

•background and experience with healthcare, operations, finance or marketing or other fields which will complement the talents of the other board members;	•satisfaction of applicable independence standards; and

•willingness and capability to actively participate in board and committee meetings and related activities;	•absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

In identifying candidates for election to the board, the nominating and corporate governance committee considers nominees recommended by directors, stockholders and other sources. The nominating and corporate governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and corporate governance committee would recommend the candidate for consideration by the full board. The nominating and corporate governance committee may engage consultants or third‑party search firms to assist in identifying and evaluating potential nominees.

The nominating and corporate governance committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board for consideration by the nominating and corporate governance committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Envision Healthcare Holdings, Inc., c/o Secretary, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board. Our second amended and restated by‑laws set forth the requirements for direct nomination by a stockholder of persons for election to the board.

Communications with the Board

Any stockholder or interested party who wishes to communicate with our board as a whole, the independent directors, or any individual member of the board or any committee of the board may write to the Company at: Envision Healthcare Holdings, Inc., c/o Secretary, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111.

Depending on the subject matter, the Secretary will either (i) promptly forward to the Chairman of the audit committee of the board and the Office of the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company; or (ii) not forward to the board, any committee or any director, any communications of a personal nature or not related to the duties of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company. Our board’s lead independent director is available for consultation and direct communication with major shareholders, if requested.

Risk Oversight

Our board as a whole has responsibility for overseeing our risk management. The board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board about the identification and assessment of key risks and our risk mitigation strategies. The full board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our compliance committee provides oversight on compliance related legal and regulatory exposure and meets regularly with our chief legal and compliance executives. Our compensation committee evaluates risks arising from our compensation policies and practices, as more fully described below. The audit committee, compensation committee and compliance committees provide reports to the full board regarding these and other matters. The audit committee and our full board receive regular updates from the Company’s Chief Information Officer regarding the Company’s cybersecurity and data protection program, including key cybersecurity initiatives the Company has undertaken.

Compensation Risk Assessment

The compensation committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short‑term incentives and long‑term equity in such a way as to not encourage excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During 2015, Messrs. Mactas, Williams and Shelton, and Dr. Riggs served on our compensation committee. Mr. Williams resigned from the compensation committee on May 22, 2015. None of the directors who served on the compensation committee during 2015 are an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company serves as a director or as a member of the compensation committee of a company (i) whose executive officer served as a director or as a member of the compensation committee of the Company and (ii) which employs a director of the Company.

Director Compensation for Fiscal Year 2015

The following table provides information concerning the compensation of our non‑employee directors in fiscal year 2015:

Name(1)	Fees Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Carol J. Burt	119,500	100,008	219,508
Mark V. Mactas	118,000	100,008	218,008
Leonard M. Riggs, Jr., M.D.	121,750	100,008	221,758
Richard J. Schnall	—	172,454	172,454
James D. Shelton	46,125	146,081	192,206
Michael L. Smith	192,500	100,008	292,508
Ronald A. Williams	166,667	172,130	338,797

(1)

Messrs. Sanger and Owen are not included in the table as they are employees of the Company and did not receive any additional compensation for their service as directors. The compensation paid to Messrs. Sanger and Owen is set forth in the Summary Compensation Table in the Executive Compensation section of this proxy statement. Mr. Giuriceo,who resigned from the board on May 22, 2015, is a partner of CD&R, did not receive any compensation from the Company in 2015 for serving as a director and is not included in the table above. Mr. Schnall, who is also a partner of CD&R, did not receive any additional director compensation while the CD&R Affiliates were still stockholders of the Company, but began receiving standard compensation payable to our non employee directors for his board service commencing in May 2015.

(2)

Represents aggregate grant date fair value under ASC Section 718 of all restricted stock unit (RSU) awards granted in 2015. See Note 16 to our audited consolidated financial statements included in our Annual Report for the assumptions made in determining these values. There were no forfeitures of RSU awards by our directors in 2015. As of December 31, 2015, the non‑employee directors held the following RSU awards: Ms. Burt (39,199 RSUs), Mr. Shelton  (4,072 RSUs), Mr. Mactas (2,674 RSUs), Dr. Riggs (29,314 RSUs), Mr. Schnall (4,847 RSUs), Mr. Smith (20,585 RSUs) and Mr. Williams (4,895 RSUs).

Director Compensation Program

Our board has adopted a compensation program applicable to our non‑employee directors. Under this program, each of our non‑employee directors receives an annual cash retainer of $90,000 paid in equal quarterly installments and an annual award of restricted stock units with a fair market value equal to $100,000 on the date of grant. The restricted stock units will be granted on the day of the Company’s annual meeting each year and vest either in full on the first anniversary of the grant date or, if earlier, at the next annual meeting. Restricted stock units will be paid upon vesting, or, at the director’s election, at a later date or upon termination of board service pursuant to the deferral terms of the restricted stock unit agreement. Non‑employee directors may also elect to convert all or a portion of their cash retainers into deferred stock units to be paid at a later date or upon termination of board service pursuant to the deferral terms of a deferred stock unit agreement.

Mr. Williams, our former lead director and chairman, who was previously a board designee of the CD&R Affiliates, received a pro rata portion of his $500,000 annual director fee until April 2015. In April 2015, following Mr. Smith’s appointment as our board’s lead director, our board determined that Mr. Smith would receive an additional annual cash retainer of $82,000 for his service as lead director and that Mr. Williams would receive the standard compensation payable to our non‑employee directors for his board service going forward.

Additionally, non‑employee directors appointed to serve on board committees receive the following additional cash retainers: chair of audit or compliance committee—$18,000; member of audit or compliance committee—$15,000; chair of compensation committee—$13,000; member of compensation committee—$10,000; chair of nominating and corporate governance committee—$10,000; member of nominating and corporate governance committee—$8,000. During 2015, the chair of the executive or finance committees was entitled to receive an annual cash retainer of $13,000 and members of the executive or finance committees were entitled to receive an annual cash retainer of $10,000. The board has subsequently dissolved its finance and executive committees. Upon changes in committee membership or committee leadership during the year, our directors receive a pro rated portion of the relevant committee fees. Our directors do not receive fees for attending board or committee meetings. All directors receive reimbursement of their travel and other out‑of‑pocket expenses in connection with their service.

For 2015, Messrs. Schnall, Shelton and Williams each chose to receive all or a portion of their director fees as restricted stock units, which we refer to as RSUs, covering shares of the Company’s common stock, and deferred receipt thereof in accordance with Section 409A of the Code.

Messrs. Sanger and Owen, as employees of the Company did not receive any additional compensation for their service as directors during 2015. Mr. Giuriceo, as a partner of CD&R, did not receive any compensation from the Company for his service as a director during 2015. Mr. Schnall, who is also a partner of CD&R, did not receive any additional director compensation while the CD&R Affiliates were still stockholders of the Company, but began receiving standard compensation payable to our non‑employee directors for his board service commencing in May 2015.

We are party to indemnification agreements with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our second amended and restated by‑laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Executive Officers of the Registrant

Set forth below are the name, age, position and description of the business experience of our executive officers. The respective age of each individual in the table below is as of December 31, 2015.

Name	Age	Title(s)
William A. Sanger	65	Chairman, Chief Executive Officer and President
Randel G. Owen	56	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Todd G. Zimmerman	50	Chief Executive Officer of EmCare and Executive Vice President
Edward Van Horne	46	President and Chief Executive Officer of AMR
Dighton C. Packard, M.D.	67	Chief Medical Officer
Steve G. Murphy	61	Senior Vice President of Government and National Services
Steve W. Ratton, Jr.	54	Executive Vice President, Chief Strategy Officer and Treasurer
Thomas F. Bongiorno	59	Senior Vice President, Chief Accounting Officer
Craig A. Wilson	47	Senior Vice President, General Counsel and Secretary

William A. Sanger has been a director, the President and the Chief Executive Officer of Envision Healthcare Holdings, Inc. since May 2011. On November 12, 2014, Mr. Sanger was appointed Chairman of the Company’s board of directors. In addition, he has been the Chief Executive Officer of the Corporation and its predecessor since February 2005, and the President of the Corporation since 2008. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of EmCare and AMR in June 2002. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. Mr. Sanger is also a co-founder of BIDON Companies, where he has been a Managing Partner since 1999. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was President and Chief Executive Officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger serves as a director of Carestream Health, Inc. and Healogics, Inc., and previously served as Chairman of the board of directors of Vidacare Corporation, a medical device company. Mr. Sanger has more than 30 years of experience in the healthcare industry. Mr. Sanger has an M.B.A. from the Kellogg School of Management at Northwestern University.

Randel G. Owen has been a director since August 2011, the Chief Financial Officer and Executive Vice President since May 2011 and the Chief Operating Officer since September 2012, all of the Company. He has served as Chief Financial Officer since February 2005 and as Executive Vice President since December 2005 of the Corporation and its predecessor. In addition, Mr. Owen was appointed Executive Vice President and Chief Financial Officer of AMR in March 2003. He joined EmCare in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Mr. Owen is also a director of First Cash Financial Services, Inc. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc., a medical clinic operator, in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the healthcare industry, and we believe his extensive financial background, financial reporting expertise, and knowledge of operations to be valuable contributions to the board. Mr. Owen received an accounting degree from Abilene Christian University.

Todd G. Zimmerman has been Executive Vice President of the Company since May 2011, and of the Corporation and its predecessor since December 2005, and the Chief Executive Officer of EmCare since February 2013. Mr. Zimmerman served as the President of EmCare from April 2010 to April 2015. Prior to these roles, he served as General Counsel of the Corporation and its predecessor from February 2005 through March 2010. Mr. Zimmerman was appointed General Counsel and Executive Vice President of EmCare in July 2002 and of AMR in May 2004. Mr. Zimmerman joined EmCare in October 1997 in connection with EmCare’s acquisition of Spectrum Emergency Care, Inc., an ED and outsourced physician services company, where he served as Corporate Counsel. Prior to joining Spectrum in 1997, Mr. Zimmerman worked in the private practice of law for seven years, providing legal advice and support to various large corporations. Mr. Zimmerman received his B.S. in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.

Edward Van Horne has been President of AMR since June 2013 and Chief Executive Officer of AMR since April 2015. Prior to his current position, he served as the Chief Executive Officer for AMR’s South Region from January 2007 to June 2013, encompassing the southern and southeastern United States. Mr. Van Horne also served in management positions with AMR as a market General Manager and Vice President of Business Development from November 2002 through December 2006. Mr. Van Horne holds a B.S. from Rochester Institute of Technology and an M.B.A. from the University of Phoenix and started his career in ambulance services in 1990.

Dighton C. Packard, M.D. has been Chief Medical Officer of the Company since May 2011, of the Corporation and its predecessor since April 2005 and of EmCare since 1990. Dr. Packard serves as the vice chair of the Board of Trustees for Baylor University Medical Center. Dr. Packard has practiced emergency medicine for more than 40 years. He received his B.S. from Baylor University at Waco and his M.D. from the University of Texas Medical School at San Antonio.

Steve G. Murphy has been Senior Vice President of Government and National Services of the Company since May 2011, of the Corporation and its predecessor since December 2005 and of AMR since 2003. Prior to joining AMR in 1989, Mr. Murphy was National Vice President of Government Relations for CareLine Inc. and MedTrans, Inc., President and Chief Operating Officer of Pruner Health Services, Inc. and Chief Administrative Officer for Piner’s Napa Ambulance Service, Inc. Mr. Murphy has been active in EMS and the ambulance industry for more than 40 years. He holds a Registered Nursing Degree and worked as a Certified Emergency Nurse and Mobile Intensive care Nurse.

Steve W. Ratton, Jr. has been Executive Vice President and Chief Strategy Officer of the Company since June 2013. He has also been Treasurer of the Company since May 2011 and of the Corporation and its predecessor since February 2005. He previously served as the Senior Vice President of Mergers and Acquisitions of the Company from May 2011 to June 2013 and of the Corporation and its predecessor from December 2005 to June 2013. Mr. Ratton joined EmCare in April 2003 as Executive Vice President and Chief Financial Officer. Prior to joining EmCare, Mr. Ratton served as Treasurer for Radiologix, Inc. from September 2001 to April 2003. Mr. Ratton was Vice President of Finance for Matrix Rehabilitation, Inc. from August 2000 to September 2001, and Director of Finance for PhyCor, Inc. from April 1998 to August 2000. Mr. Ratton has more than 20 years of experience in the healthcare industry, in both hospital and physician settings. Mr. Ratton has an accounting degree from the University of Texas at El Paso.

Thomas F. Bongiorno was appointed as Senior Vice President and Chief Accounting Officer of Envision Healthcare Holdings, Inc. in October 2015. Mr. Bongiorno previously served as Vice President, Corporate Controller and

Chief Accounting Officer at Quest Diagnostics Incorporated from June 2000 to August 2015. Mr. Bongiorno received a B.S. degree from the University of Delaware in Accounting and his MBA from Fordham University.

Craig A. Wilson has been Senior Vice President, General Counsel and Secretary of the Company since May 2011. He has also served as General Counsel of the Corporation since April 2010 and Secretary of the Corporation since August 2011. Mr. Wilson previously served as Assistant Secretary from April 2010 to August 2011 and Corporate Counsel of the Corporation and its predecessor from February 2005 through March 2010. Mr. Wilson was Corporate Counsel of EmCare from March 2000 through February 2005. Prior to joining EmCare in 2000, Mr. Wilson worked in the private practice of law for seven years. Mr. Wilson received his B.S. in Business Administration and Political Science from William Jewell College and his J.D. from Northwestern University School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our “named executive officers” who consist of our principal executive officer, principal financial officer, and our three other most highly compensated named executive officers as follows:

Executive	Title
William A. Sanger	Chairman, Chief Executive Officer and President
Randel G. Owen	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Dighton C. Packard M.D	Chief Medical Officer
Steve W. Ratton, Jr.	Executive Vice President, Chief Strategy Officer and Treasurer
Edward Van Horne	Chief Executive Officer and President of AMR

Compensation Discussion & Analysis Executive Summary
Our Compensation Framework

Our executive compensation is designed to motivate and engage a talented executive leadership team and to reward them for their contributions to our business in alignment with stockholder interests. Our compensation framework and key pay decisions affecting our Chief Executive Officer are described in the following chart.

Base Salary
• Market competitive approach based on total direct compensation peer data • 2015 Result: CEO base salary at market; no base salary increase

Short-Term Incentives
• Discretionary bonus that considers Adjusted EBITDA and Days Sales Outstanding • 2015 Result: Performance goals not met; no incentive bonus paid to CEO

Long-Term Incentives

• 2016 Performance Based Equity Awards Over Three-Year Performance Period

• First comprehensive equity program since 2013 IPO to incent performance

•  2015 Result: No new equity awards granted to CEO in 2015

Performance Highlights
Strong Adjusted EBITDA and Revenue Growth from Diversified Sources
■ 2015 net revenue of $5.45 billion increased by 23.9% year-over-year.
■ Adjusted EBITDA(1) for 2015 increased by 8.6% year-over-year to $604.3 million, or 11.1% of revenue.
■ Net income for 2015 was $144.9 million.

(1) For more information on how we calculate Adjusted EBITDA, which is a non-GAAP measure, see “Explanation of Adjusted EBITDA” on page 37.

Net Revenue ($ in billions)

Adjusted EBITDA ($ in millions)

Evolving the Business to Meet Customer and Market Needs
■	Expanded service solutions to improve quality and lower overall cost of care.
■	Extended clinical capabilities with Evolution Health post-acute offerings.
■	Positioned for population health management in evolving healthcare landscape.

Delivering Growth through Disciplined & Value-Enhancing Acquisition Strategy
■	Completed acquisition of Rural/Metro Corporation to create a leading healthcare transportation company, enhancing geographic footprint and scale.
■	Executed approximately $1.4 billion of strategic acquisitions during 2015.
■	Acquisition strategy has significantly expanded Envision’s service offerings.

Compensation Overview and Philosophy

Our executive compensation programs are designed with three primary objectives: (i) attracting and retaining highly motivated, qualified and experienced executives, (ii) focusing the attention of the executives on the strategic, operational and financial performance of the Company, and (iii) motivating executives to meet long‑term performance objectives and increase stockholder value.

Our Compensation Practices

As part of our compensation committee’s ongoing efforts to embrace compensation governance best practices, for 2016 we have adopted the following enhancements to our compensation practices:

Fully Independent Compensation Committee
Succession Planning for CEO and Executive Officers
Equity Ownership Guidelines for Executives and Directors
2016 Equity Awards with “Double Trigger” Vesting On Change of Control
Restrictions on Hedging and Pledging of EVHC stock
Pay for Performance Philosophy
Performance Based Stock Units for 2016
No Tax Gross-Ups

Role of the Compensation Committee and Emphasis on Pay for Performance

The role of our compensation committee is to assist our board in the discharge of its responsibilities relating to our executive compensation program. Our compensation committee is responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining the three primary components of base salary, annual cash incentive awards and long‑term equity awards. Unless otherwise indicated, references to the “compensation committee” mean the Corporation’s compensation committee prior to August 19, 2013, the date our IPO was completed, and the Company’s compensation committee after that date.

To accomplish the primary objectives of our compensation programs, which are grounded in a pay for performance philosophy, the compensation committee uses an annual cash incentive program, developed in consultation with management and outside consultants, for determining the target and actual incentive compensation of the named executive officers. In March 2014, the board adopted the amended and restated Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan (the “Bonus Plan”) pursuant to which annual cash incentives are awarded to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, the Presidents of each of the Company’s operating divisions, and any other executive officer who is designated by the compensation committee or the Chief Executive Officer. At our 2014 annual meeting of stockholders, the Bonus Plan was approved by a majority of the stockholders entitled to vote at the meeting. Executive officers who are not designated to participate in the Bonus Plan participate in one of the Company’s other incentive plans, including the Management and Exempt Incentive Plan (the “MEIP”) or the Mergers and Acquisitions Incentive Plan (the “M&A Plan”).

These annual cash incentive programs, and other executive compensation programs, including the Omnibus Incentive Plan pursuant to which long‑term equity awards may be granted, are designed to attract, retain, and motivate top quality executives who have the ability to significantly influence our long‑term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. The compensation programs for named executive officers are designed to achieve a balance between compensation levels and our annual and long‑term budgets, strategic plans, business objectives, and stockholder expectations. Our compensation programs seek to:

•	ensure that all elements of executive compensation and benefits, and of the compensation process, are controlled by the compensation committee;

•

ensure that total executive compensation levels are reasonably linked to our performance, which may require the compensation committee to look beyond financial performance measures to the executives’ achievement of our other strategic goals;

•	provide for compensation arrangements that are comparable to similar organizations and roles, with realization of compensation linked to the executives’ contributions toward achieving our goals;
•

require that all elements of the compensation program are reviewed and approved annually by the compensation committee, and to require that processes and programs are reviewed regularly for compliance with relevant laws and regulations;

•	design compensation arrangements so that they are easily explained to, and understood by, individuals with a basic business background; and
•	consider various types of compensation, including cash and equity.

At our 2014 Annual Meeting of Stockholders, our stockholders approved a frequency of “every three years” for future “Say on Pay” proposals to approve our executive compensation on an advisory basis. Accordingly, our next “Say on Pay” vote to approve our executive compensation, on an advisory basis, will occur at the 2017 Annual Meeting of Stockholders.

Elements of Our Executive Compensation Program

During 2015, the compensation program for our named executive officers consisted mainly of base salary and short‑term cash incentives. We did not grant equity awards in 2015 to Messrs. Sanger, Owen, Van Horne and Ratton. Our compensation committee granted Dr. Packard options and RSUs under the Omnibus Incentive Plan in March 2015, as the non‑cash portion of his award under the MEIP for 2014. During 2015, our named executive officers also participated in various benefit plans made available to most of our employees, and received certain other perquisites and benefits as detailed below.

Base Salary

Each of our named executive officers receives a base salary that is reviewed by the compensation committee annually. We seek to provide base salary in an amount sufficient to attract and retain individuals with the qualities necessary to ensure our short‑term and long‑term financial success. Salaries are based upon competitive reference points, job responsibilities and each executive’s ability to contribute to our success. We target salaries to be in a market competitive range in light of the information we have gathered about our peer companies and comparable market data as reported by published executive compensation surveys identified by the compensation committee, while recognizing individual differences in scope of responsibilities, qualifications, experience, and leadership abilities. We also recognize the value of adjusting salaries as needed to maintain competitiveness vis‑à‑vis our peers without overemphasizing the use of automatic formulas.

Short‑Term Incentives

A portion of each named executive officer’s targeted annual cash compensation is performance‑based, in the form of an award under one of our annual cash incentive programs. At our 2014 Annual Meeting of Stockholders, our Bonus Plan was approved by a majority of the stockholders entitled to vote at the meeting. Three of our named executive officers were considered for bonus compensation under the Bonus Plan for 2015: William A. Sanger, Chairman, President and Chief Executive Officer; Randel G. Owen, Executive Vice President, Chief Operating Officer and Chief Financial Officer; and Edward Van Horne, President and Chief Executive Officer of AMR. Todd G. Zimmerman, Chief Executive Officer of EmCare and Executive Vice President of the Company, is also a participant in the Bonus Plan, but he is not a named executive officer. The compensation committee determined all aspects of compensation for these executive officers. Executive officers other than Messrs. Sanger, Owen and Van Horne (and Mr. Zimmerman) participated in incentive plans that were available to a significant number of senior level employees of the Company and its subsidiaries or otherwise tailored to incent performance in the individual’s areas of responsibility. With respect to these other executive officers, including Dr. Packard, Mr. Sanger sets the individual targets and performance measures for these individuals.

In the case of each of Messrs. Sanger, Owen and Van Horne, the cash award is contingent upon meeting the Adjusted EBITDA and Days Sales Outstanding goals set by the compensation committee for 2015. If the Adjusted EBITDA target for the fiscal year has been met, the decision to make an award under the Bonus Plan, and the amount of the bonus, is subject to the exercise of discretion by the compensation committee. The compensation committee applies discretion by assessing Company performance against a range of criteria, and progress toward strategic and operational goals, which may vary from year to year. The compensation committee may also exercise discretion to make cash awards to reward exceptional contributions to the Company’s performance irrespective of the Company’s achievement of the annual financial goals set by the compensation committee, particularly in connection with strategic transactions. For example, the compensation committee awarded Mr. Van Horne a transaction bonus in 2015 to reward him for his significant contributions to the completion of the Company’s merger with Rural/Metro Corporation.

Dr. Packard’s annual cash incentive is contingent upon meeting annual objectives under the MEIP set by Mr. Sanger, in addition to bonuses associated with his clinical functions. Mr. Ratton’s annual cash incentive is contingent upon metrics associated with the Company’s mergers and acquisitions, as set forth in the M&A Plan. The primary purpose of these annual cash incentive programs is designed to focus the attention of the named executive officers on our strategic, operational and financial performance, as applied particularly to their areas of expertise and influence.

Long‑Term Incentives

In connection with our IPO, our board adopted and our stockholders approved the Omnibus Incentive Plan, which became effective on August 13, 2013 and pursuant to which long‑term equity‑based incentive awards may be awarded to our named executive officers and other employees. As set forth in more detail below, in 2015 none of the named executive officers, other than Dr. Packard, were granted any long‑term equity based incentive awards. Dr. Packard received equity based awards in March 2015 as the non‑cash portion of his bonus under the MEIP for 2014. The awards vest over a two-year period, creating retention incentives for Dr. Packard over the vesting period. The compensation committee’s approach to long-term incentive awards is designed to (i) further support our Company’s attraction, retention and motivation objectives and also (ii) further align executive compensation with performance and the interests of our stockholders.

In connection with the CD&R Merger, all of our named executive officers, William A. Sanger, Randel G. Owen, Dighton C. Packard, Steve W. Ratton and Edward Van Horne, each agreed to receive, in lieu of cash, a portion of the value of their options to purchase the Corporation’s stock at the closing of the CD&R Merger in the form of fully vested rollover options of the Company, which is referred to in this proxy statement as the “Rollover”, to which the Company matched and applied a multiplier to each officer’s Rollover investment. The options that were received by the named executive officers in respect of the Rollover are vested and fully exercisable. In addition, each of Messrs. Owen, Ratton and Van Horne, and Dr. Packard received grants of position options of the Company, based solely on the officers’ level of responsibility in the Corporation.

2016 Long-Term Incentive Equity Program

On February 22, 2016, the compensation committee approved a new long-term incentive program that provides annual equity awards to certain of the Company’s key employees, including the Company’s named executive officers, under the Omnibus Incentive Plan. The 2016 awards to named executive officers were granted on February 24, 2016. The long-term incentive program, which was designed by the compensation committee over the course of 2015, represents the first set of comprehensive grants made to our named executive officers since our initial public offering in 2013. All equity awards granted to our named executive officers prior to our 2013 initial public offering, including the Rollover options granted in connection with the CD&R Merger, had fully vested as of December 31, 2015. The compensation committee considered the effectiveness of long-term incentive equity awards as an important tool to incent sustained performance and retain the Company’s most talented leaders.

In order to further align the interests of the Company’s management with its stockholders, a significant portion of each annual award under this program consists of performance share units. Of the annual awards granted for 2016, 40% of the aggregate grant date value consists of performance share units and 60% of the aggregate grant date value consists of stock options. For 2016, the total aggregate grant date value of a named executive officer’s awards under the program, assuming target performance, equals a percentage of each executive’s annual base salary, with the applicable percentage determined by level of responsibility.

Under this long-term incentive program, performance share units granted to our named executive officers and other key employees will cliff vest after a three-year performance period based on the Company’s total shareholder return compared to the companies included in the S&P Composite 1500 Health Care Index (the “S&P Health Care Index”) over the same period, subject to the employee’s continued employment through the performance period. The compensation committee designed the 2016 long-term incentive plan to further align executive compensation with strong performance and the interests of our stockholders. The committee believes that the use of the Company’s total shareholder return versus the S&P Health Care Index to determine payouts under our performance stock units will effectively align management’s performance with stockholder interests, while reflecting macro trends that may be affecting the healthcare industry more broadly. Similarly, in its decision to grant stock options as an element of the long-term incentive program, the compensation committee considered the strong performance-based attributes of stock options, which deliver value exclusively based on stock price appreciation, an important measure of long-term performance.

Other Compensation Elements

We offer limited perquisites to certain of our named executive officers in the form of auto allowances, automotive maintenance and operation expenses, personal travel privileges, as well as payment of certain supplemental insurance expenses. We believe that our perquisites further motivate our senior employees and fall within an expense range that is reasonable in light of such executives’ position and tenure.

Other than those perquisites, we do not have any other compensation elements, other than standard benefits that are available to most of our employees, such as 401(k) matching, subsidized medical, dental and vision insurance, life and disability insurance and the opportunity for management‑level employees to participate in our deferred compensation program. From time to time, our board and compensation committee may consider offering additional programs.

Determination of 2015 Compensation of Named Executive Officers

The following sections describe the determination of the various elements of our compensation program for the named executive officers, including objectives, market positioning, structure, operation and other information specific to 2015 payments, awards and compensation adjustments.

Base Salary

Base salary for each named executive officer in 2015 was established at a level that we believed to be sufficient to attract and retain individuals with the qualities necessary for our long‑term financial success. Salaries were generally positioned to be in a market‑competitive range, recognizing that the compensation of Dr. Packard, whose aggregate compensation is unique due to his dual corporate and clinical functions, is not readily comparable to any peer group. However, as discussed further herein, we believe that Dr. Packard’s aggregate cash compensation fairly reflects the market value of his position as one of our senior executives. The compensation committee reviews base salaries of our executive officers annually and salary adjustments take into account market data in the context of an executive’s role, responsibilities, experience, tenure, individual performance and contribution to our financial results.

The compensation committee engaged an independent compensation consultant for 2015, Towers Watson, for compensation review purposes and considered Towers Watson’s advice when making compensation decisions for executive officers. For more information on the committee’s independence assessment of Towers Watson, see “Committees of the Board of Directors—Compensation Committee” on page 13. In February 2015, Towers Watson conducted an executive compensation review to analyze peer group executive compensation, and comparable market data reported in published executive compensation surveys, for a number of senior management positions, including the named executive officers. For 2015, in consultation with Towers Watson, the compensation committee identified the following executive compensation peer group:

Company	Ticker	Company	Ticker
Amedisys	AMED	MEDNAX	MD
Brookdale Senior Living	BKD	Molina Healthcare	MOH
Centene	CNC	Omnicare	(1)
HealthSouth	HLS	Select Medical Holdings	SEM
Kindred Healthcare	KND	Team Health Holdings	TMH
Lifepoint Hospitals	LPNT	Wellcare Health Plans	WCG
Magellan Health Services	MGLN

(1)	Omnicare, which was acquired by CVS Health Corp. in August 2015, was included in the Towers Watson Review.

The Towers Watson May 2015 executive compensation review was used by the compensation committee as part of its annual review when determining executive compensation for 2015. While the compensation committee considered the benchmarking data in the Towers Watson report in its review of 2015 base salary levels, the committee focused on target total direct compensation for each named executive officer, including the long-term incentive awards awarded by the committee in February 2016. Generally, the committee targets total direct compensation for our executives, as a group, at or near the peer group median. In making compensation decisions regarding specific executives, the committee considers a number of factors, including each executive’s contributions to the Company’s success, the strategic importance of certain executive roles, and the Company’s overall performance.

After its review, the compensation committee approved ordinary merit increases of 6.0% and 12.4% to Messrs. Owen and Van Horne, respectively, with retroactive effect to January 2015. The compensation committee also determined that Messrs. Sanger’s, Ratton’s, and Dr. Packard’s base salaries were competitive for 2015 and would not be increased at such time. The table below sets forth the 2015 base salaries for our named executive officers and the percentage changes, if any, for 2015.

Executive	2015 Base Salary ($)	2014 Base Salary ($)	Percentage Increase in 2015 (%)
William A. Sanger	1,106,110	1,106,110	—
Randel G. Owen	675,000	636,500	6.0
Dighton C. Packard M.D.(1)	319,000	319,000	—
Steve W. Ratton, Jr.(2)	389,000	389,000	—
Edward Van Horne	550,000	489,250	12.4

(1)

Represents the portion of Dr. Packard’s base salary attributable to his corporate functions. Dr. Packard’s base salary combines both corporate and clinical functions; however, the Towers Watson review assessed the portion of Dr. Packard’s base salary attributable to his corporate functions. Dr. Packard’s base salary attributable to his clinical functions is discussed below under “Summary Compensation Table.”

(2)

Mr.Ratton’s base salary was not benchmarked in the Towers Watson review, due to the challenges associated with collecting meaningfully comparable data for Mr. Ratton’s unique position as Executive Vice President, Chief Strategy Officer and Treasurer.

The compensation committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis, including assisting in setting executive compensation to retain and incent its key executives. Although the compensation committee believes that it is important to periodically review the compensation policies of the Company’s peer group and the survey data, the committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the compensation committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to confirm that the compensation paid to our executive officers remains competitive, the committee does not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.

Short‑Term Incentives for the Chief Executive Officer/President of the Company, Chief Operating Officer/Chief Financial Officer of the Company, and Chief Executive Officer and President of AMR

The named executive officers’ employment agreements provide that each executive will be able to participate in a short‑term incentive plan, under which payment is based upon performance targets to be established each year by our board or the compensation committee.

As described above, annual cash incentives for Messrs. Sanger, Owen and Van Horne are paid under the Bonus Plan after the compensation committee certifies Adjusted EBITDA for the recently completed fiscal year. There is no minimum guaranteed bonus under the Bonus Plan. Also, as the awards to our executive officers under the Bonus Plan are intended to qualify as tax‑deductible performance‑based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes, the plan limits the maximum amount payable to all of our executive officers who participate in the Bonus Plan, individually and in the aggregate, to 4% of Adjusted EBITDA for the applicable fiscal year; however, it is not expected that any of our executive officers individually or in the aggregate would be paid a bonus amount equal to this maximum limit. Provided that the Company has achieved positive Adjusted EBITDA, and subject to this maximum limit, our compensation committee has discretion to determine the annual incentive awards under the Bonus Plan in any year, based on its assessment of Company performance against a range of criteria, and progress toward strategic and operational goals, but it may not increase any employee’s individual award above the individual percentage allocated by the compensation committee to the employee in respect of a fiscal year.

2015 Senior Executive Bonus Objectives

For 2015, the maximum amount payable to each of Messrs. Sanger, Owen and Van Horne was 250% of each individual’s target bonus amount based on the discretion of the compensation committee, and target bonus amounts as a percentage of base salary were as follows: (i) Mr. Sanger—200%; (ii) Mr. Owen—100%; and (iii) Mr. Van Horne—100%.The compensation committee believes that Adjusted EBITDA is currently the appropriate measure to align the interests of management with the interests of the Company and its stockholders for purposes of short‑term incentive compensation. The compensation committee recognizes the prevalence of Adjusted EBITDA as a measure of our financial performance among outside financial analysts and investors and believes that it represents an important measure of our short‑term profitability. The Bonus Plan defines “Adjusted EBITDA” consistent with the Adjusted EBITDA measure used in our Annual Report on Form 10‑K.

In determining the amount of the 2015 annual incentive payments payable under the Bonus Plan, the compensation committee considered performance criteria related to each of the participating named executive officer’s individual performance, the performance of each participating named executive officers’ business unit, and the overall performance of the Company, as determined by the compensation committee. For 2015, the performance measures were not individualized for each of Messrs. Sanger and Owen, but rather aligned with the performance of the Company and its subsidiaries as a whole. For 2015, the compensation committee also considered the Company’s success in reducing Days Sales Outstanding (“DSO”), a measure of receivables, revenue and collection activities, in its exercise of discretion regarding Bonus Plan awards for Messrs. Sanger, Owen and Van Horne. A portion of Mr. Van Horne’s 2015 bonus potential was based on performance of the Company and its subsidiaries as a whole, and the remainder was based on individualized performance measures unique to the AMR segment, assuming Company performance measures were first achieved. For 2015, the compensation committee determined that the Company’s performance objectives were not met and did not award any amounts to Messrs. Sanger or Owen under the Bonus Plan. Mr. Van Horne was awarded a transaction bonus of $250,000 in 2015 for his significant contributions to the completion of the Company’s merger with Rural/Metro Corporation.

Section 162(m) Considerations

The Bonus Plan, as amended and restated on March 26, 2014, was approved by a majority of Company’s stockholders entitled to vote at the Company’s 2014 Annual Meeting of Stockholders. While the Bonus Plan is designed to meet the requirements of the performance‑based compensation exemption for purposes of Section 162(m) of the Code to the extent applicable, a number of requirements must be met in order for particular compensation paid under the Bonus Plan to qualify for deductibility under Section 162(m) of the Code. There can be no assurance that such compensation will be fully deductible in all circumstances, if at all, and, in the future, the Company reserves the right in all cases to pay compensation under the Bonus Plan that it determines to be appropriate even if that compensation is not deductible.

Short‑Term Incentives for the Other Named Executive Officers

Under the MEIP, which is currently available to approximately 2,000 employees of the Company and its subsidiaries, participants are eligible to receive a percentage of their target bonus if we and, as applicable, the participant’s business segment or operations unit, meet a predetermined Adjusted EBITDA goal for the fiscal year established by the Company’s Chief Executive Officer. The Company’s Chief Executive Officer typically approves the MEIP Adjusted EBITDA goal in an amount generally commensurate with our earnings targets for the applicable fiscal year. Accordingly, each participant’s potential bonus is adjusted up or down on a sliding percentage scale depending on whether the Adjusted EBITDA meets or exceeds the MEIP goal, in addition to certain other factors based on the participants’ department targets and fulfillment of individual and strategic goals. Historically, in order to achieve 100% or more of an executive’s target bonus, we would need to exceed the fiscal year Adjusted EBITDA targets.

Dr. Packard participates in the MEIP and Mr. Sanger, as the executive officer to whom Dr. Packard reports, sets Dr. Packard’s target objectives on an annual basis in accordance with the MEIP, and these target objectives are generally linked to our strategic plan. Awards under the MEIP are generally paid in cash in a lump sum during the fiscal year following the year in which performance was measured, although the compensation committee may decide to make equity awards in lieu of cash payments in the form of options, RSUs or restricted stock. Such equity awards may also be subject to vesting over time to enhance the employee retention value of the awards. Under the MEIP, Dr. Packard has no minimum guaranteed bonus, and any bonus he receives under the MEIP is contingent upon the EmCare segment reaching a predetermined Adjusted EBITDA goal and reductions in DSO. He has a target MEIP bonus of 50%, and a maximum cap of 150%, of his base salary under the MEIP. The 2015 goals for Dr. Packard included EmCare risk management, clinical improvement, and physician education initiatives. Dr. Packard’s position entails goals designed to further physician leadership skills within EmCare, encompassing the enhancement of physician education, clinical practices and claims management processes, which are distinct from operational performance. Dr. Packard did not receive an annual cash incentive award under the MEIP in 2015, as the relevant performance objectives under the MEIP were not achieved.

In addition, Dr. Packard is eligible for discretionary and other bonuses under his employment agreement with an affiliate of EmCare to provide clinical services. Under the terms of his clinical incentive program, an EmCare clinical affiliate creates an incentive pool by funding a predetermined dollar amount for each hour of service provided by the physician group at the facility in which Dr. Packard provides clinical services. Dr. Packard receives a pro rata share of that pool, which is determined by dividing (a) the sum of (i) the “relative value units”, a clinical revenue measure, generated by Dr. Packard at the facility, plus (ii) a set percentage of the relative value units generated by any mid‑level provider supervised by Dr. Packard at the facility, by (b) the total number of relative value units generated by the physicians and mid‑level providers providing services at the facility. Dr. Packard received a bonus of approximately $16,350 in 2015 for his clinical services, based on the criteria described above.

As the Company’s Chief Strategy Officer, Mr. Ratton oversees various strategic initiatives, including the Company’s mergers and acquisitions and other transactional activities, and as such participates in the Company’s M&A Plan. The M&A Plan is designed to compensate certain members of the Company’s Department of Strategy and Planning based on the successful completion of the Company’s acquisitions. Under the terms of the M&A Plan for 2015, Mr. Ratton was entitled to receive a bonus payment calculated on a sliding scale based on the projected profitability of each acquired company. The sliding scale ranged from $1,650 for each $1 million of projected year‑one revenue of the acquired company, if the projected margin is below 9.5%, to a maximum of $3,575 for each $1 million of projected year‑one revenue of the acquired company, if the projected margin is above 15.5%. 75 percent of Mr. Ratton’s bonus amount for any given transaction is paid following the closing based upon the projected results, with an amount up to the remaining 25% paid after one year if the acquired company’s financial results met or exceeded initial projections. No adjustment is made if the acquired company’s financial results were below projections.

In 2015, the Company executed on its acquisition strategy by acquiring nine companies for total consideration of approximately $1.4 billion. Our acquisition strategy has enhanced our presence in existing markets, facilitated our entry into new geographies and expanded the scope of our service offerings. Mr. Ratton received a bonus award of $1,867,189 in 2015 under the terms of the M&A Plan, reflecting his significant contributions to the Company’s growth and performance in 2015.

Long‑Term Incentives

Omnibus Incentive Plan

In connection with our IPO, our board adopted and our stockholders approved the Omnibus Incentive Plan, which became effective on August 13, 2013. Our directors, officers, others of our employees and consultants, and employees and consultants of entities under management services agreements with EmCare or any of its subsidiaries are eligible to receive awards under the Omnibus Incentive Plan. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non‑qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights (“SARs”); dividend equivalents; deferred share units; and other stock‑based awards. To date Messrs. Sanger, Owen and Ratton have not received any awards under the Omnibus Incentive Plan. In March 2015, the compensation committee granted Dr. Packard RSU awards representing the right to purchase 516 shares of common stock and 1,390 options to purchase common stock under the Omnibus Incentive Plan in connection with his MEIP award for 2014. In February 2016, the compensation committee awarded the first set of comprehensive long-term equity awards to our named executive officers since our initial public offering in 2013. See “Elements of Our Executive Compensation Program—2016 Long-Term Incentive Equity Program.”

Other Compensation Elements

We provide officers and other employees with certain benefits to protect an employee and his or her immediate family in the event of illness, disability or death. The named executive officers are eligible for health and welfare benefits available to all our eligible employees during active employment on the same terms and conditions, as well as basic life insurance and accidental death coverage. Mr. Sanger also receives full reimbursement for his health plan premiums.

We do not have a pension plan for employees or executives. Substantially all salaried employees, including the named executive officers, are eligible to participate in our 401(k) savings plans. We maintain four defined contribution plans for eligible employees. Employees were allowed to contribute to these plans a maximum of 40% of their compensation up to a maximum of $17,500 ($23,000 for employees aged 50 and over) in 2015. In general, we match the contribution up to a maximum of 3% on the first 6% of the employee’s salary per year, depending on the plan, which we fund currently. Additionally, certain of our named executive officers and other eligible management‑level employees participate in our deferred compensation plan as more fully described under “Executive Compensation—Nonqualified Deferred Compensation” in this proxy statement.

In addition to the health and welfare benefits generally available to all salaried, full‑time employees, we also provide each of Messrs. Sanger, Owen and Van Horne with an annual auto allowance of $14,400, and certain related operating and auto insurance expenses, all as further described in the footnotes to the Summary Compensation Table. In addition, we provide Messrs. Sanger and Owen with supplemental life insurance beyond the level of coverage offered generally to employees. These auto expenses and supplemental life insurance provisions are pursuant to contractual negotiations between us and these named executive officers.

A letter agreement with Mr. Sanger, dated May 25, 2011, also provides that we will bear the cost of four round trips per month between Mr. Sanger’s personal residences and Denver and up to 25 hours of personal use of the Company’s corporate aircraft by Mr. Sanger per calendar year, although business use will take precedence over any personal use. Immediate family members of Company executives using the aircraft are permitted to accompany executives on such travel from time to time, provided that persons requiring transportation on the aircraft for business purposes would not be displaced.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by the named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William A. Sanger	2015	1,140,865	—	—	—	345,495	1,486,360
Chairman, Chief Executive Officer and	2014	1,104,863	—	—	—	247,837	1,352,700
President	2013	1,116,690	—	—	—	229,091	1,345,781
Randel G. Owen	2015	673,818	—	—	—	36,611	710,429
Executive Vice President,	2014	635,830	—	—	—	36,607	672,437
Chief Operating Officer and	2013	641,363	—	—	—	39,586	680,949
Chief Financial Officer
Dighton C. Packard, M.D.	2015	836,903	16,349	19,918	19,821	7,950	900,941
Chief Medical Officer of the Company(5)	2014	871,356	60,275	—	—	15,784	947,415
	2013	863,710	80,000	—	—	14,679	958,389
Steve W. Ratton, Jr	2015	388,835	1,867,189	—	—	7,950	2,263,974
Executive Vice President,	2014	388,399	476,555	—	—	21,067	886,744
Chief Strategy Officer and	2013	355,699	177,918	—	—	21,728	555,345
Treasurer

Edward Van Horne(6)	2015	546,957	250,000	—	—	24,225	821,182

(1)

The amounts shown reflect salary earned during the year which may differ from base salary due in part to timing of annual adjustments, mid-year promotions, pay periods, and other adjustments (including the value of paid time-off donated to the Company's charitable foundation).

(2)

None of our named executive officers received an annual cash incentive for fiscal year 2015 under the Bonus Plan. Mr. Van Horne received a transaction bonus for 2015. Dr. Packard received a bonus award for clinical services, and Mr. Ratton received a 2015 bonus award pursuant to the M&A Plan, both as more fully described in “Short-Term Incentives for Other Named Executive Officers.”

(3)

Represents aggregate grant date fair value under ASC Section 718 of equity awards granted during a specified year. See Note 16 to our audited consolidated financial statements included in our annual report on Form 10-K for the yar-ended December 31, 2015 for the assumptions made in determining these values. There were no forfeitures of equity awards by our named executive officers in 2015.

(4)

For Mr. Sanger, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expense of $21,295 for 2015, (d) personal use of our plane, including commuting, valued at $290,774 for 2015, and (e) other expenses including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement. For Mr. Owen, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expenses, (d) personal use of our plane, including commuting, valued at $11,160 for 2015, and (d) other expenses, including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement. For Dr. Packard, the amount includes (a) a 401(k) match, and (b) insurance expenses. For Mr. Ratton, the amount includes (a) a 401(k) match, and (b) insurance expenses. For Mr. Edward B. Van Horne, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) cash payout for accrued vacation, and (d) insurance expenses.

(5)	Dr. Packard's $16,350 bonus for 2015 was from clinical services to a contractual affiliate, and no amounts were received under the MEIP.
(6)	Mr. Van Horne's compensation information is provided only with respect to 2015, since Mr. Van Horne was not a named executive officer in 2014 or 2013.

Grants of Plan‑Based Awards for 2015

The following table shows certain information regarding grants of plan‑based awards to the named executive officers during 2015.

Name	Grant Date	All Other Stock Awards: Number of units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)
Dighton C. Packard, M.D.	3/20/2015	516	1,390	38.60	39,739

In 2015, Messrs. Sanger, Owen, Ratton and Van Horne were not granted any equity awards under the Omnibus Incentive Plan.

Employment Agreements

We entered into employment agreements with Messrs. Sanger and Owen, each effective February 10, 2005, with Dr. Packard on April 19, 2005, with Mr. Ratton on August 24, 2005, and with Mr. Van Horne on August 21, 2013. The employment agreements for Messrs. Sanger, Owen and Ratton, and Dr. Packard were amended effective January 1, 2009 to add language to ensure compliance with Section 409A of the Code.

Mr. Sanger’s employment agreement had a five‑year term, and was amended as of March 12, 2009 to provide that, following the expiration of his then current employment term on February 10, 2010, his employment term would renew automatically for two additional three‑year extensions. A letter agreement with Mr. Sanger, dated May 25, 2011, provides him with 25 hours of personal travel on a corporate aircraft, with us bearing the full cost of such personal travel.

Mr. Owen’s employment agreement was also amended as of March 12, 2009 to provide for the immediate commencement of a new two‑year term, with further two‑year extensions until terminated in accordance with the terms of the agreement. Mr. Ratton’s employment agreement provides for a term of two years, with one‑year extensions thereafter until terminated in accordance with the terms of the agreement. Mr. Van Horne’s employment agreement commenced on June 21, 2013 and will continue until terminated by either party. Initially, Mr. Van Horne’s agreement provided for a base salary of $475,000, which was increased as a result of subsequent ordinary merit increases, as described in “—Determination of 2015 Compensation of Named Executive Officers—Base Salary.” Such increases were not memorialized in a formal amendment to his employment agreement.

On May 18, 2010 and May 25, 2011, Mr. Owen’s employment agreement was amended to increase his base salary. While Mr. Owen’s base salary has increased as a result of subsequent ordinary merit increases and with his appointment as our Chief Operating Officer, as described in “—Determination of 2015 Compensation of Named Executive Officers—Base Salary,” such increases have not been reflected in a formal amendment to his employment agreement.

Each named executive officer has the right to terminate his agreement on 90 days’ notice, in which event he will be subject to the non‑compete provisions described below.

The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our board or, in the case of Dr. Packard, by our Chief Executive Officer. Mr. Ratton receives compensation from time to time upon closing strategic corporate transactions, as described in “—Determination of 2015 Compensation of Named Executive Officers—Short‑Term Incentives for the Other Named Executive Officers.” The base salaries of Messrs. Sanger, Owen, Ratton, and Van Horne, and Dr. Packard are subject to annual review.

If we terminate a named executive officer’s employment without cause or any of them resigns after a change of control, as defined in each officer’s employment agreement, for one of several specified reasons, we have agreed to continue the executive’s base salary and provide his benefits for a period of 24 months for Messrs. Sanger and Owen, and Dr. Packard, 12 months for Mr. Ratton, and 18 months for Mr. Van Horne, in each case from the date of termination. These agreements contain non‑competition and non-‑solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for the 24‑month period (and in some cases a shorter period) from the date of termination.

Dr. Packard’s employment agreement has a one‑year term, and renews automatically for successive one‑year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Dr. Packard’s base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides corporate services to us. Dr. Packard also has an employment agreement with a physician group contractually affiliated with EmCare. See “—Determination of 2015 Compensation of Named Executive Officers—Short‑Term Incentives for the Other Named Executive Officers.”

Outstanding Equity Awards at Year‑End 2015

The following table shows certain information regarding outstanding equity awards held by named executive officers as of December 31, 2015.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(5)
William A. Sanger	5/25/2011	4,681,240	—	3.69	May 25, 2021(2)	—	—

Randel G. Owen	5/25/2011	1,203,352	—	3.69	May 25, 2021(2)	—	—

Dighton C. Packard, M.D.	5/25/2011	47,951	—	3.69	May 25, 2021(2)	—	—
	4/1/2012	18,162	—	3.69	April 1, 2022(3)	—	—
	3/20/2015	—	1,390	38.60	March 20, 2025(4)
	3/20/2015	—	—	—	—	516(4)	13,401

Steve W. Ratton, Jr.	3/12/2009	3,977	—	3.19	March 12, 2019(1)	—	—
	5/18/2010	8,323	—	6.06	May 18, 2020(1)	—	—
	5/25/2011	152,575	—	3.69	May 25, 2021(2)	—	—

Edward Van Horne	5/25/2011	44,438	—	3.69	May 25, 2011(2)	—	—
	8/14/2013	7,826	—	23.00	August 14, 2023(5)	—	—

(1)

These options to purchase Company common stock were granted in the Rollover through the conversion of pre-existing options to purchase Corporation common stock. Prior to the Rollover, the options with an expiration date in 2015 vested ratably on the first four anniversaries of the applicable 2005 grant date, provided, that the exercisability of one-half of the options was conditioned upon meeting a specified performance target, which was met in February 2009. Therefore, all of these options were vested and exercisable as of the date of the CD&R Merger.

(2)	See "—Elements of Our Executive Compensation Program—Long-Term Incentives" for a description of these options, which were granted in connection with or following the Merger, but not the Rollover

(3)

40 percent of Dr. Packard's grant vested on April 1, 2013, 30 percent vested on April 1, 2014, and the remainder vested on April 1, 2015. Vesting was subject to Dr. Packard's continued employment and his implementation of certain clinical leadership development programs during the vesting period.

(4)

These options and RSUs were issued to Dr. Packard as the non-cash portion of his discretionary bonus award under the MEIP for 2014. These stock options are scheduled to vest in two installments on each of the first two anniversaries of March 20, 2015.

(5)	Amounts shown are based on the closing price of our common stock on December 31, 2015 ($25.97).

Option Exercises and Stock Vested in 2015

The following table sets forth information concerning the options exercised by the named executive officers during the year ended December 31, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William A. Sanger	1,117,250	40,545,907
Randel G. Owen	200,000	6,573,050
Dighton C. Packard, M.D.	159,403	5,696,511
Steve W. Ratton, Jr	—	—
Edward Van Horne	22,000	769,487

(1)	Amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.

Nonqualified Deferred Compensation

In June 2010, we implemented a Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees at a level of vice president or above, and is entirely voluntary to participants. We do not have any other defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax‑qualified.

The following table sets forth certain information with respect to nonqualified deferred compensation under the Deferred Compensation Plan for the year ended December 31, 2015.

Name	Aggregate Balance at Beginning of Last Fiscal Year	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End ($)
William A. Sanger	—	—	—	—	—	—
Randel G. Owen	42,859	5,299	12,825	12	(9,132)	51,863
Dighton C. Packard, M.D.	230,186	43,164	3,949	(3,201)	(24,020)	250,078
Steve W. Ratton, Jr.	63,695	45,120	5,884	(875)	(763)	113,061
Edward Van Horne	123,825	111,259	6,724	(7,237)	—	234,078

(1)	Amounts in this column include base salary and bonus that was deferred and are also included in “Salary” and/or “Bonus” in the Summary Compensation Table.

(2)

The aggregate earnings represent the market value change of the Deferred Compensation Plan during fiscal year 2015. Since these earnings are not preferential or above‑market, they are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would have become payable to the named executive officers under plans in existence at the end of fiscal year 2015 and each executive officer’s respective employment agreement if the executive officer’s employment had been terminated on December 31, 2015, given the executive officer’s compensation and service level as of such date and, where applicable, based on the fair market value of the Company’s common stock on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plans, disability benefits and accrued vacation benefits. As discussed above under “Our Compensation Practices,” the long-term equity grants awarded in February 2016 provide double-trigger vesting of those awards in the event of a change in control (as defined in the Omnibus Incentive Plan).

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age. None of the named executives were eligible to receive immediate Company retirement benefits as of December 31, 2015.

Name	Severance (Salary) ($)	Severance (Bonus) ($)(1)	Acceleration of Vesting of Time‑Based Option Awards ($)(2)	Acceleration of Vesting of Performance‑ Based Option Awards ($)	Acceleration of Vesting of Time‑Based Based Restricted Stock Units ($)	Other Benefits ($)(3)
William A. Sanger	2,212,220	—	—	—	—	74,952
Randel G. Owen	1,350,000	—	—	—	—	28,962
Dighton C. Packard, M.D.	793,966	16,349	—	—	13,401	7,984
Steve W. Ratton, Jr	388,835	1,867,189	—	—	—	13,267
Edward Van Horne	1,100,000	250,000	—	—	—	27,162

(1)

The named executive officers are entitled to a pro rata percentage of their bonus at termination, to the extent relevant performance objectives have been met, where the numerator is the full number of months of the bonus period served and the denominator is 12. For Dr. Packard and Messrs. Ratton and Van Horne, these amounts represent the cash bonuses actually paid in 2015.

(2)

These numbers represent the value of the executive's unvested options governed by time-based measures that would have automatically vested upon a change in control. None of the outstanding unvested options of our named executive officers will automatically vest solely upon such executive's termination without cause. The value assumes exercise of all such shares at $25.97, which was the closing price of a share of our common stock on December 31, 2015, minus the value of the same number of shares multiplied by the exercise price of such shares, as set forth above in the table entitled "Outstanding Equity Awards at Year-End 2015."

(3)	Upon termination, the executive is entitled to medical, dental and group life insurance for the defined severance period.

Individual Termination/Change in Control Arrangements

The following is a summary of the termination and change in control provisions of the employment agreements of our named executive officers during fiscal year 2015 unless specifically noted. Such provisions were not the result of a wealth accumulation analysis applied by the Company, but rather the result of negotiations with each such named executive officer.

William A. Sanger.  If we terminate Mr. Sanger’s employment without cause, we shall pay him his base salary for a period of 24 months following such termination and shall provide him with a lump sum cash payment equivalent to the value of medical, dental and term life insurance for such period. Additionally, if the performance targets for that year have been met, Mr. Sanger will be entitled to a pro rata portion of his bonus. Mr. Sanger may terminate his employment under certain circumstances following a change in control (as defined in his employment agreement). Upon such termination, Mr. Sanger will be entitled to the same severance benefits as if he had been terminated by us without cause. Mr. Sanger has agreed that for the term of his employment and, if terminated by us, a period of 24 months thereafter, he will not engage in certain competitive activities with respect to us. Mr. Sanger may also terminate his employment for any reason upon 90 days’ written notice to us. We may waive such notice, in whole or in part, upon immediate payment to Mr. Sanger of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Sanger his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum.

Randel G. Owen.  The Company or Mr. Owen may terminate his employment without cause by providing the other with 90 days’ prior written notice. If termination is by Mr. Owen, we may waive such notice, in whole or in part, upon immediate payment to Mr. Owen of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Owen his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Owen is terminated by us without cause or if he chooses to terminate in the event of a material breach by the Company which continues for more than thirty days following notice to us of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination and we shall continue to provide him with medical, dental and term life insurance for such period. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum. Additionally, if the performance targets for that year have been met, Mr. Owen will be entitled to a pro rata portion of his bonus. If Mr. Owen elects to terminate his employment under certain circumstances following a change in control (as defined in his employment agreement) he will be entitled to the severance payments, medical, dental and term life insurance benefits described above.

Dighton C. Packard, M.D.  If Dr. Packard’s employment is terminated by us for cause, we shall have no obligation to make any further payment or to provide any benefit to Dr. Packard, other than such payments and benefits which have accrued and not yet been paid on the date of termination. If Dr. Packard is terminated by us without cause upon 90 days’ prior written notice, he shall be entitled to receive all salary earned up to the date of termination and his base salary for a period of 12 months following such termination plus a pro rata portion of his performance bonus and we shall continue to provide him with medical, dental and term life insurance for such period. Dr. Packard agrees that during the term of his employment and for a period of 24 months thereafter, he will not engage in certain competitive activities with us. These provisions relate solely to Dr. Packard’s corporate functions; his agreements with our contractual affiliates to provide clinical services do not entitle him to severance and change in control payments.

Steve W. Ratton, Jr.  The Company may terminate Mr. Ratton’s employment for cause upon payment by the Company to Mr. Ratton of all salary earned by him up to the date of termination. Either party may terminate without cause by providing the other with 90 days’ prior written notice. If the Company terminates Mr. Ratton without cause, or if Mr. Ratton elects to terminate his employment under certain circumstances following a change in control (as defined in his employment agreement), he will be entitled to receive all salary earned to the date of termination and his base salary for a period of 12 months following such termination, and the Company is required to continue to provide him with medical, dental and term life insurance for the 12‑month period. The salary continuation is payable on regularly scheduled payroll dates. Additionally, if the performance targets for that year have been met, Mr. Ratton will be entitled to a pro rata portion of his bonus. Mr. Ratton’s employment agreement contains non‑competition and non‑solicitation provisions pursuant to which he agrees not to compete with the Company, or solicit or recruit our employees, for the 24‑month period following termination of his employment.

Edward Van Horne.  The Company or Mr. Van Horne may terminate his employment without cause by providing the other with 90 days’ prior written notice. If Mr. Van Horne’s employment is terminated for cause, we will have no obligation to make any further payments or provide any benefits. If Mr. Van Horne is terminated by the Company without cause, he will be entitled to receive all cash compensation earned under the agreement to the date of termination and base salary for a period of 18 months. Mr. Van Horne’s employment agreement contains non-competition and non-solicitation provisions pursuant to which he agrees not to compete with the Company, or solicit or recruit our employees, for the 18-month period following termination of his employment and for the period during which any severance payments are received by Mr. Van Horne.

Securities Reserved for Issuance Under Equity Compensation Plans

The following table sets forth the number of shares of our common stock reserved for issuance under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (#)(c)
Equity compensation plans approved by security holders	9,525,016	4.42	16,376,956
Equity compensation plans not approved by security holders	—	—	—
Total	9,525,016	4.42	16,376,956

Compensation Governance Matters

After consideration, our board has elected not to adopt a formal clawback policy at this time due to the uncertainties that exist prior to the SEC’s completion of its rulemaking process.

In 2015, our board adopted stock ownership guidelines applicable to our executives and directors to further align the interests of our executives and directors with the interests of our stockholders. The equity ownership guidelines for executives require:

•	Our CEO to retain equity holdings equal to six times his salary;

•	Our CFO to retain equity holdings equal to three times his salary;

•	Our segment level CEOs to retain equity holdings equal to three times their salaries; and

•	Other key executives to retain equity holdings equal to one year’s salary.

Our executives will have a five-year period to satisfy the guidelines, but will be required to retain 75% of equity holdings until the guideline is met. As of December 31, 2015, our chief executive officer, chief financial officer and both of our segment level chief executive officers held common stock in excess of the equity ownership guidelines.

Our ownership guidelines for directors require each director to retain equity holdings equal to four times the annual board cash retainer, which is currently $90,000. Directors will have a five-year period to satisfy the guidelines, but will be required to retain 75% of equity holdings until the guideline is met. As of December 31, 2015, five of our seven non-employee directors held common stock in excess of the equity ownership guidelines.

Explanation of Adjusted EBITDA

“Adjusted EBITDA” is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity‑based compensation expense, transaction costs related to acquisition activities, related party management fees, restructuring and other charges, adjustment to net (income) loss attributable to noncontrolling interest due to deferred taxes, and depreciation and amortization expense. Adjusted EBITDA is commonly used by management and investors as a performance measure. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of financial performance. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Our 2015 Annual Report on Form 10-K (our “Form 10-K”), which can be found on our website at www.evhc.net/investors, includes a reconciliation of Adjusted EBITDA to the nearest comparable GAAP measure, net income, for the years ended December 31, 2013, 2014 and 2015. See “Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Non-GAAP Measures” of our Form 10-K.

REPORT OF THE COMPENSATION COMMITTEE

This report of the compensation committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The compensation committee is responsible for overseeing our executive compensation programs. The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the compensation committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Mark V. Mactas (Chair)

Leonard M. Riggs, Jr., M.D.
James D. Shelton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2016, with respect to the ownership of our common stock by:

•	each person known to own beneficially more than 5% of our common stock;
•	each director;
•	each of the named executive officers; and
•	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is March 15, 2016. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Beneficial Ownership
Name of Beneficial Owner or Group	Number of Shares of Common Stock	Percent
Wellington Management Group, LLP (1)	24,856,517	13.3%
Vanguard Group Inc. (2)	12,866,174	6.9%
Viking Global Investors (3)	7,808,316	4.2%
William A. Sanger(4)(5)(6)	5,219,086	2.7%
Randel G. Owen(4)(6)	1,571,035	*
Dighton C. Packard, M.D.(4)(6)	67,066	*
Edward Van Horne(4)(6)	63,663	*
Steve W. Ratton, Jr.(4)(6)	164,875	*
Carol J. Burt(4)(5)(7)	56,590	*
Mark V. Mactas(4)(5)(7)	5,539	*
Leonard M. Riggs, Jr., M.D.(4)(5)(7)	158,491	*
Richard J. Schnall(4)(5)(7)	104,847	*
James D. Shelton(4)(5)(7)	4,072	*
Michael L. Smith(4)(5)(7)	52,775	*
Ronald A. Williams(4)(5)(7)	528,023	*
All executive officers and directors, as a group (16 persons)(4)(8)	8,853,982	4.6%

*Less than 1%

(1)

Represents shares of the Company's common stock beneficially owned by Wellington Management Group LLP ("Wellington"). In its Schedule 13G/A dated February 11, 2016, Wellington reported shared voting power as to 12,990,969 shares and shared dispositive power as to 24,856,517 shares. The principal business address of Wellington is 280 Congress St., Boston MA 02210.

(2)

Represents shares of the Company's common stock beneficially owned by Vanguard Group Inc. ("Vanguard"). In its Schedule 13G dated February 10, 2016, Vanguard reported sole voting power as to 172,425 shares, shared voting power as to 18,200 shares, sole dispositive power as to 12,679,149 shares and shared dispositive power as to 187,025 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Represents shares of the Company's common stock beneficially owned by Viking Global Investors LP ("Viking"). In its Schedule 13G/A dated February 16, 2016, Viking reported shared voting power as to 7,808,316 shares and shared dispositive power as to 7,808,316 shares. The principal business address of Viking is 55 Railroad Ave., Greenwich, CT 06830.

(4)	The business address for these persons is c/o Envision Healthcare Holdings, Inc., 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111.
(5)	Member of our board of directors.
(6)

Named executive officers. Includes options to purchase shares of common stock which are exercisable or will become exercisable within 60 days of the determination date, as follows: Mr. Sanger—4,681,240; Mr. Owen—1,203,352; Dr. Packard—66,113; Mr. Ratton—164,875; and Mr. Van Horne— 52,264.

(7)

Includes shares of common stock underlying deferred restricted stock units and restricted stock units vesting within 60 days of the determination date, as follows: Ms. Burt—39,199;  Mr. Mactas—2,674; Dr. Riggs—29,314; Mr. Schnall—4,847, Mr. Shelton—4,072, Mr. Smith—20,585, and Mr. Williams—4,895.

(8)

Includes 6,861,634 options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days of the determination date, and 106,135 shares of common stock underlying deferred restricted stock units and restricted stock units that vest within 60 days of the determination date. Includes executive officers of the Company who are not separately identified in the table as they are not named executive officers under applicable SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. We believe that all filing requirements were met during 2015, except for the Form 4 filed on behalf of Mr. Ronald A. Williams on December 4, 2015, reporting on a delayed basis his exercise of options, and acquisition of common stock upon such exercise.

RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board has approved written policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our audit committee for consideration. The audit committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑ law, daughter‑in‑law, brother‑in‑law, or sister‑in‑law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with the CD&R Affiliates. This agreement granted the CD&R Affiliates the right to designate for nomination for election a number of CD&R Designees equal to: (i) at least a majority of the total number of directors comprising our board at such time as long as the CD&R Affiliates own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board at such time as long as the CD&R Affiliates own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board at such time as long as the CD&R Affiliates own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board at such time as long as the CD&R Affiliates own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 5% of the total number of directors comprising our board at such time as long as the CD&R Affiliates own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of CD&R Designees that the CD&R Affiliates were entitled to nominate pursuant to the formula outlined above, any fractional amounts were rounded to the nearest whole number and the calculation was made on a pro forma basis after taking into account any increase in the size of our board.

The stockholders agreement also required that a CD&R Designee serve as the Chairman of our board as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock. The stockholders agreement also granted to the CD&R Affiliates certain other rights, including specified information and access rights. Following the CD&R Affiliates’ disposition of the remaining shares of our common stock beneficially owned by them in a registered secondary offering, on March 11, 2015 the stockholders agreement terminated pursuant to its terms and, as a result, the CD&R Affiliates are no longer entitled to designate CD&R Designees as of such date. Mr. Giurecio, who served on our board until his resignation on May 22, 2015, and Mr. Schnall, who currently serves on our board, are both principals of the CD&R Affiliates.

Registration Rights Agreement

In connection with the closing of the CD&R Merger, the Company and the CD&R Affiliates entered into a registration rights agreement which granted the CD&R Affiliates specified demand and piggyback registration rights with respect to the Company’s common stock. If we determined to register our common stock under the Securities Act, holders of our stock, including the CD&R Affiliates, had the right to require us to use our reasonable best efforts to include in our registration statement shares of our common stock held by them, subject to certain limitations. Under the registration rights agreement, we were required to use reasonable best efforts to effect the registration under the Securities Act of our common stock as requested by the holders of our securities, at our own expense. The registration rights agreement also provided for us to indemnify holders of our securities in connection with the registration of our common stock. Upon the CD&R Affiliates’ disposition of the remaining shares of our common stock beneficially owned by them in a registered secondary offering, on March 11, 2015 the registration rights agreement terminated pursuant to its terms, and, as a result, the CD&R Affiliates are no longer entitled to specified demand and piggyback registration rights as of such date.

Indemnification Agreements

In connection with the closing of the CD&R Merger, the Company and the Corporation entered into separate indemnification agreements (i) with CD&R and the CD&R Affiliates, referred to collectively as the “CD&R Entities,” and (ii) with each of Richard J. Schnall, Ronald A. Williams, William A. Sanger and Kenneth A. Giuriceo as the directors of the Company and the Corporation.

Under the indemnification agreement with the CD&R Entities, the Company and the Corporation, subject to certain limitations, jointly and severally agreed to indemnify the CD&R Entities and certain of their affiliates against certain liabilities arising out of performance of the consulting agreement with CD&R and certain other claims and liabilities. Under the indemnification agreements with their directors, the Company and the Corporation, subject to certain limitations, jointly and severally agreed to indemnify their directors against certain liabilities arising out of service as a director of the Company and its subsidiaries.

Our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

In connection with our IPO, we entered into new indemnification agreements with each of our directors. On November 11, 2013, we entered into an indemnification agreement with Mark V. Mactas and on May 21, 2015, we entered into an indemnification agreement with James D. Shelton. Under those agreements, we agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, performance of the internal audit function, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non‑audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter,  which is posted on the corporate governance section of the Company’s website at investor.evhc.net.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (“E&Y”), our independent registered public accounting firm for 2015, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 and the assessment of the Company’s internal control over financial reporting with management and with E&Y. The audit committee also discussed with management and E&Y the critical accounting policies applied by the Company in the preparation of its financial statements. These audited financial statements are included in our Annual Report on Form 10 K for the year ended December 31, 2015.

The audit committee has also discussed with E&Y the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The audit committee also has received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the audit committee concerning independence, and has discussed with E&Y its independence from us. The audit committee met regularly with representatives of E&Y, in regular and executive sessions, to discuss E&Y’s audit results, its evaluations of internal controls, and the overall quality of the Company’s financial reporting.

As part of the audit committee’s responsibilities for oversight over the Company’s internal audit function, the audit committee reviewed and discussed the Company’s practices with respect to enterprise risk assessment and risk management, including discussions of financial risks, accounting risks and cybersecurity risks. The audit committee also met regularly with the Company’s Chief Internal Audit Officer, reviewing the Company’s internal audit plan and discussing internal audit activities.

Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2015 for filing with the SEC. The audit committee has appointed E&Y as the Company’s independent registered public accounting firm for 2016, and our board has recommended that our stockholders ratify E&Y’s appointment at our Annual Meeting. In connection with its appointment of E&Y, the audit committee considered E&Y’s qualifications, continuing independence and objectivity, E&Y’s prior performance, and the appropriateness of fees charged by E&Y.

The Audit Committee

Michael L. Smith (Chair)

Carol J. Burt

James D. Shelton

PROPOSAL 1: ELECTION OF DIRECTORS

The following individuals have been nominated for election this year as Class III directors:

•	William A. Sanger
•	Michael L. Smith
•	Ronald A. Williams

Messrs. Sanger, Smith and Williams are currently serving on our board and have been re‑nominated by our board to serve an additional term as Class III directors. If elected, each of these individuals will serve as a Class III director until the 2019 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class III director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our board to recommend the above persons as a nominee for director are described in the section entitled “The Board of Directors and Corporate Governance.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and recommends that the stockholders vote for ratification of such selection. Stockholder approval is not required for the appointment of Ernst & Young LLP, as our audit committee has responsibility for selecting our independent registered public accounting firm. In the event of a negative vote on such ratification, the audit committee will reconsider its appointment and the appropriate action to be taken, if any. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Audit Fees and Related Fees

Ernst and Young LLP served as our independent registered public accounting firm for 2015. The following table sets forth the fees paid to Ernst & Young LLP for professional services rendered for the years ended December 31, 2015 and 2014. All services were appropriately approved by the audit committee in accordance with the Company’s pre‑approval policies.

	For engagement from January 1, 2015 to December 31, 2015	For engagement from January 1, 2014 to December 31, 2014
Audit Fees(1)	3,890,755	3,657,615
Tax Fees(2)	38,567	18,907
All Other Fees(3)	1,900	2,130
Total	3,931,222	3,678,652

(1)	The Audit Fees paid to Ernst & Young LLP were for the following professional services rendered:
•	audits of the Company’s annual financial statements for the years ended December 31, 2015 and 2014,
•	reviews of the Company’s quarterly financial statements, and
•	services normally provided in connection with statutory or regulatory filings or engagements.
(2)

The tax fees paid to Ernst & Young LLP were for domestic tax advice and planning and assistance with tax audits and appeals. All services were appropriately approved by the Audit Committee in accordance with the Company’s pre‑approval policies.

(3)	All Other Fees describes the annual license fee paid to Ernst & Young LLP for a software research tool and fees paid to attend continuing education courses.

Pre‑Approval Policies and Procedures

In accordance with the Sarbanes‑Oxley Act of 2002, the Audit Committee Charter of the Company provides that the Audit Committee of the board has the sole authority and responsibility to pre‑approve all audit services, audit‑ related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre‑approval policy and procedures that require the pre‑approval of all services to be performed by its independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit‑related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

OTHER BUSINESS

The board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet or by telephone, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,

Craig A. Wilson Senior Vice President, General Counsel and Secretary

March 23, 2016

PROXY

ENVISION HEALTHCARE HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE ENVISION HEALTHCARE HOLDINGS, INC. BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders to be held on May 2, 2016

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby revoke(s) all prior proxies and appoint(s) Randel G. Owen and Craig A. Wilson, or any one of them, proxies with full power of substitution and resubstitution, to vote all shares of common stock that the stockholder(s) would be entitled to vote at the Annual Meeting of Stockholders of Envision Healthcare Holdings, Inc., to be held on May 2, 2016 at 10:00 a.m., local time, at The Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side.

THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 2, 2016.

The Proxy Statement and our Annual Report are available at:

http://www.viewproxy.com/evhc/2016

Please mark your votes like this	☒

Proposals - The Board recommends a vote FOR each of the nominees listed in Proposal 1, and FOR Proposal 2					FOR	AGAINST	ABSTAIN

1. Election of Class III Directors: (01) William A. Sanger (02) Michael L. Smith (03) Ronald A. Williams	FOR ☐ ☐ ☐	WITHHOLD ☐ ☐ ☐		2. Ratification of the selection of Ernst & Young LLP as Envision Healthcare Holdings, Inc.’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

I plan on attending the meeting ☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

Signature

Signature (if held jointly)

Date: , 2016

CONTROL NUMBER
Address Change/Comments: (If you noted any Address Changes and/or Comments above, please check this box.)			☐

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.